Exhibit 99.2

AMETEK Acquires IntelliPower

- Leading Provider of Mission-Critical Uninterruptable Power Systems -

BERWYN, PA, February 5, 2020 – AMETEK, Inc. (NYSE: AME) today announced that it has acquired IntelliPower, a leading provider of high-reliability, ruggedized uninterruptable power systems serving a wide range of defense and industrial applications.

IntelliPower designs and manufactures a broad portfolio of ruggedized solutions including uninterruptable power systems, external battery packs, power distribution units and power conditioners. These products protect mission-critical applications by utilizing high-efficiency, power-switching technology which can be remotely monitored and managed.

“IntelliPower is an excellent acquisition for AMETEK and is a highly complementary fit with our Power Systems and Instruments Division,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “IntelliPower is a market leader in ruggedized uninterruptable power solutions and broadens our technological capabilities in this attractive market segment.”

IntelliPower is headquartered in Orange, California. The company has annual sales of approximately $40 million and was acquired for approximately $115 million. IntelliPower joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247